Exhibit 5.9

May 9, 2008

OSI Restaurant Partners, LLC

2202 N. West Shore Blvd., 5th Floor

Tampa, Florida 33607

OSI Co-Issuer, Inc.

2202 N. West Shore Blvd., 5th Floor

Tampa, Florida 33607

Re:	$550,000,000 aggregate principal amount of 10% Senior Notes due 2015 of OSI Restaurant Partners, LLC and OSI Co-Issuer, Inc. issued in exchange for $550,000,000 aggregate principal amount of 10% Senior Notes due 2015 of OSI Restaurant Partners, LLC and OSI Co-Issuer, Inc.

Ladies and Gentlemen:

We have acted as South Carolina local counsel to the OSI Restaurant Partners, LLC, a Delaware corporation, and OSI Co-Issuer, Inc., a Delaware corporation (collectively the “Co-Issuers”), and the Guarantors (defined herein) in connection with (i) the proposed issuance by the Co-Issuers in the exchange offer (the “Exchange Offer”) of $550,000,000 aggregate principal amount of 10% Senior Notes due 2015 (the “Exchange Notes”) which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Co-Issuers’ outstanding 10% Senior Notes due 2015 (the “Outstanding Notes”),which have not been, and will not be, so registered, (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Guarantors and (iii) the preparation of the registration statement on Form S-4 filed by the Co-Issuers and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, as amended and supplemented, (the “Indenture”), dated as of June 14, 2007, between the Co-Issuers, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Exchange Guarantees are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

This opinion is furnished in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act.

OSI Restaurant Partners, LLC	- 2 -	May 9, 2008
OSI Co-Issuer, Inc.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indenture, certificates and other documents and other inquiries of officers of the Guarantors listed on Annex A (the “Covered Guarantors”) and of public officials.

The opinions expressed below are limited to matters governed by the laws of the State of South Carolina and the federal laws of the United States of America.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Exchange Guarantees have been duly authorized by all requisite corporate action of the Covered Guarantors.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Nexsen Pruet, LLC

Nexsen Pruet, LLC

ANNEX A

	Name of Guarantor	Jurisdiction
1.	Outback Steakhouse of South Carolina, Inc.	SC